UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2005

AURA SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17249	95-4106894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2335 Alaska Avenue, El Segundo, California 90245
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 643-5300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

At a hearing held on September 7, 2005, the United States Bankruptcy Court, Central District of California, Los Angeles Division, authorized Aura Systems, Inc. (the “Company”) to borrow up to an additional $1.2 million of financing (the “Loan”) from AGP Lender LLC (the "Lender").  The proceeds from the Loan must be used in accordance with a pre-approved budget. The Loan is secured by all of the assets of the Company (excluding avoidance causes of action), and is junior in priority to all liens in favor of the Koyah Entities (and all other pre-bankruptcy secured creditors) that were perfected at the time of the Company’s bankruptcy filing and are not avoidable, and all liens in favor of the Company’s initial lender during the bankruptcy on account of such lender’s post-petition loan. The Loan is due and payable on June 30, 2006. The Loan bears interest at a rate of 17.5% per annum. In addition, a loan fee and a finder’s fee were earned by the Lender in connection with the Loan. The Loan may not be prepaid, in whole or in part, without the Lender’s prior written consent. The Lender has the option at its sole discretion to convert all or any portion of the Loan, and all accrued but unpaid interest into common stock of the Company at any time during the term of the Loan pursuant to the terms and conditions set forth in the Loan Agreement attached hereto as Exhibit 10.1.

The foregoing description of the Loan is qualified in its entirety by Exhibits 10.1 and 10.2, attached to this Current Report on Form 8-K.

In addition, on September 9, 2005, Aura Realty Inc. (“Realty”), a Delaware corporation which is 50.1% owned by the Company, which is a debtor in a Chapter 11 bankruptcy case, Case Number LA 05-27856 SB, filed an ex parte motion with the Bankruptcy Court. The Company sought to shorten the time for a hearing on a motion for the Bankruptcy Court to approve certain procedures relating to a Purchase Agreement and Escrow Instructions For The Purchase And Sale of Real Property (the "Purchase Agreement") dated September 6, 2005, among Realty, Alliance Commercial Partners ("Buyer") and the Company with respect to certain real property owned by Realty and leased to the Company. The Purchase Agreement provides for a purchase price of $8,750,000, which includes the assumption of an existing loan of approximately $4,950,000. The closing of the purchase is subject to a number of conditions including Buyer satisfying itself with title and other due diligence matters, the Bankruptcy Court in Realty's case entering a procedural order satisfying various conditions relating to the process for the approval of the sale of the Property and such Bankruptcy Court entering a sale order approving the sale to Buyer. If the sale occurs, the Company would relinquish rights to lease all of the space that it currently occupies and would instead lease only the approximately 27,000 square foot building located at 2330 Utah Avenue, Los Angeles, California. The lease would be for a term of two years at a base rent of $17,550 per month on a triple net basis and a security deposit of $17,550. Under the lease, the Buyer would agree to perform certain leasehold improvements up to a maximum amount of $100,000. There is no assurance that the sale of the Property by Realty will be approved by such Bankruptcy Court, that the sale will close to Buyer or to any other party, of the timing of such sale if it does occur, that the Company will modify its lease obligations or that a portion of the proceeds that might ultimately be available for distribution to the Company if the sale does occur.

The foregoing description of the Purchase Agreement is qualified in its entirety by Exhibits 10.3, attached to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

None

(b)	Pro Forma Financial Information.

None

(c)	Exhibits

10.1	Debtor in Possession Loan Agreement, dated September 7, 2005.

10.2	Security Agreement, dated September 7, 2005.

10.3	Purchase Agreement and Escrow Instructions For The Purchase And Sale of Real Property, dated September 6, 2005.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2005	AURA SYSTEMS, INC..

	By:	/s/ Raymond Yu
Raymond Yu,
President and Chief Executive Officer

EXHIBIT INDEX

No.	Document

10.1	Debtor in Possession Loan Agreement, dated September 7, 2005.

10.2	Security Agreement, dated September 7, 2005.
10.3	Purchase Agreement and Escrow Instructions For The Purchase And Sale of Real Property, dated September 6, 2005.